RM ADVISER, LLC

REALTYMOGUL®

Income REIT

Q2/2024



RealtyMogul Income REIT

RealtyMogul Income REIT is a non-traded REIT, focused on providing monthly income to investors through debt and equity investments in a diversified pool of commercial real estate property types, including multifamily, retail, and office.

KEY OBJECTIVES

To pay attractive and consistent cash distributions; and

To preserve, protect, increase, and return your capital contribution*

RM ADVISER, LLC

*There is no guarantee that we will achieve our objectives.

RealtyMogul Income REIT

TOTAL ASSET VALUE[1]	TOTAL SQUARE FOOTAGE[2]	NUMBER OF REAL ESTATE INVESTMENTS[2]
$382M	2,217,459	16

INCEPTION TO DATE RETURN[3]	FIVE-YEAR RETURN[3]	THREE-YEAR RETURN[3]	ONE-YEAR RETURN[3]
5.8%	4.6%	2.4%	-6.7%

Q2 ANNUALIZED DISTRIBUTION RATE[4]	DISTRIBUTION FREQUENCY	CONSECUTIVE DISTRIBUTIONS[4]
6.0%	MONTHLY	94
	TAX REPORTING FORM: 1099-DIV	

*All data as of June 30, 2024 unless otherwise specified.

1 Aggregate value of properties owned by RealtyMogul Income REIT, LLC based on the most recent internal valuations as of the end of the fiscal quarter upon which our most recently announced net asset value ("NAV") per share is based pursuant to our valuation policies provided, however, the value of properties underlying investments acquired since the effective date of the most recently announced NAV per share is based on the most recent purchase price of such properties. The aggregate value of the properties underlying loans made by RealtyMogul Income REIT, LLC is based on independent appraisals dated within six months of the original acquisition dates by RM Adviser, LLC ("RM Adviser" or the "Manager"), Realty Mogul, Co. or Realty Mogul Commercial Capital, Co., as applicable. As with any methodology used to estimate value, the methodology employed by our affiliates' internal accountants or asset managers is based upon a number of estimates and assumptions about future events that may not be accurate or complete. For more information, see the section of our Offering Circular captioned "Description of Our Common Shares – Valuation Policies."

2 As of August 31, 2024.

3 Returns shown reflect the percent change in the NAV per share from the beginning of the applicable period, plus the amount of any distribution per share declared in the period. All returns shown assume reinvestment of monthly distributions pursuant to RealtyMogul Income REIT's distribution reinvestment plan, are derived from unaudited financial information and are net of all RealtyMogul Income REIT expenses, including management fees. An individual shareholder's total return may vary from the total return, and there is no assurance that shareholders will be able to realize the estimated NAV per share upon attempting to sell their shares. Past performance is historical and not a guarantee of future results. Additional return metrics can be found at the RealtyMogul website.

4 There is no guarantee that shareholders will receive a distribution, and distributions have been paid from sources other than cash flow from operations, including net proceeds from our offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings and the issuance of additional securities. Manager may in the future declare lower distributions or no distributions at all for any given period.

Portfolio Statistics[5]

PROPERTY TYPES


RETAIL
3%
MIXED-USE
4%
OFFICE
19%
MULTIFAMILY
74%

GEOGRAPHIC REGION


SOUTH
11%
WEST
12%
MIDWEST
50%
EAST
27%

INVESTMENT TYPES

JOINT VENTURE 97% PREFERRED EQUITY 3%

RM ADVISER, LLC

5 Based on the then current outstanding real estate investment amounts as of August 31, 2024.

Distributions

In 2023, 100% of our distributions were classified as non-dividend distributions, also known as return of capital, which distributions are non-taxable in certain instances.[6,7] This classification was due in part to depreciation and amortization from our real estate investments.[6,7] We believe this is a benefit for our REIT investors.[7]

Since 100% of distributions in 2023 were classified as non-dividend distributions, investors would have otherwise needed a 10.14% return from a taxable investment to match its 6.0% annualized distribution rate for 2023[6,7,8]:

2023 DISTRIBUTION VS.
TAX-EQUIVALENT YIELD


12.00%
10.00%
8.00%
6.00%
4.00%
2.00%
0.00%
6.00%
10.14%
Income REIT Annualized Distribution Rate FY 2023
Tax-Equivalent Yield

6 There is no guarantee that shareholders will receive a distribution, and distributions have been paid from sources other than cash flow from operations, including net proceeds from our offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings and the issuance of additional securities. Manager may in the future declare lower distributions or no distributions at all for any given period.

7 Each investor's tax considerations are different and consulting a tax advisor is recommended. Any of the data provided herein should not be construed as investment, tax, accounting or legal advice. Return of capital reduces the shareholder's tax basis in the year the distribution is received, and generally defers taxes on that portion until the capital asset is sold. Certain non-cash deductions, such as depreciation and amortization, lower the taxable income for distributions. A portion of distributions may be tax deferred given the ability to characterize ordinary income as return of capital. Certain non-cash deductions, such as depreciation and amortization, lower the taxable income for distributions. Investors should be aware that a REIT's return on capital percentage may vary significantly in a given year and, as a result, the impact of the tax law and any related advantages may vary significantly from year to year.

8 The illustrative example assumes a maximum ordinary tax bracket of 37% and includes the 3.8% Medicare surtax that is applied to the net investment income above certain thresholds. Investors could be subject to state income tax in their state of residence which would lower the after-tax yield received by the investor. The illustrative example does not reflect the impact of increasing net operating income ("NOI"); an increasing NOI from higher rents would reduce the amount of non-dividend distributions. Past performance is not indicative of future results. Income REIT Annualized Distribution Rate reflects the daily distributions for 12 months ending December 31, 2023. Income REITs return of capital was 0% in 2019, 85% in 2020, 0% in 2021, 100% in 2022, and 100% in 2023.



Views From Management

$10.28 →$9.02

Last 12 Months NAV Per Share

(June 2023 to June 2024)

6.0%

Average Daily Distributions for the last 12 months[9]

Coming into 2024, we saw market predictions of up to six interest-rate cuts throughout the year by the Federal Reserve (the "Fed"). The Fed sets the Federal Funds Rate, the interest rate that banks in the United States pay each other to borrow or lend money overnight, which also impacts short-term interest rates generally. While we did not agree with this view of six rate cuts, we did believe there would be more aggressive rate cutting than has taken place thus far. As of September 2024, the Fed decided to move forward with its first official rate cut of the year with a 50 basis point decrease and signaled that there may be another potential rate cut in 4Q24.

Why is this important for commercial real estate? We believe that short-term rates and long-term rates are correlated, and we believe a decrease to the Federal Funds Rate should impact the broader treasury market. Interest rates are important for commercial real estate due to (i) most properties are purchased with a mortgage, and the interest rate on such mortgage will ultimately affect the price an investor can pay and (ii) from a purely investment standpoint, all investments are based on a premium to rate of return on treasuries, which are considered risk-free. We have begun to see that trend occur. The 10-year treasury rate has decreased from its 2024 peak of 4.70% to 3.92% as of August 15, 2024. While we believe the decrease to the 10-year treasury rate will have a positive effect to valuations for all real estate asset classes, we expect this effect to lag behind the real-time changes in the treasury market. We believe this lag exists due to the length of time it takes an operator to go from identifying a property to actually closing on it, which is typically 90 - 120 days. The properties being closed on now are based on pricing from 90 - 180 days ago, barring any retrades. As of today, real estate values remain near four-year lows as evidenced by Greenstreet's Commercial Property Price Index ("CPPI"), a measure of pricing for institutional quality real estate that captures the prices at which commercial real estate transactions are being negotiated and contracted.

9 There is no guarantee that shareholders will receive a distribution, and distributions have been paid from sources other than cash flow from operations, including net proceeds from our oering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings and the issuance of additional securities. Manager may in the future declare lower distributions or no distributions at all for any given period.

Views From Management
(cont.)

We also believe there is a positive correlation between cap rates and interest rates. This correlation was exhibited by the pricing of real estate values, which have decreased per the CPPI by 20% and per the NAREIT Equity Apartments Index 24% since the March 2022 peak during the same time period that short- and long-term interest rates increased. Given that interest rates have now started to decrease, we would expect the inverse to be true and for the fall of interest rates to directly precede a decrease in cap rates which would cause an increase in property valuations. Again, though, we would expect this trend to lag by several quarters.


Greenstreet CPPI
160.0
155.0
150.0
145.0
140.0
135.0
130.0
125.0
120.0
Aug-19
Nov-19
Feb-20
May-20
Aug-20
Nov-20
Feb-21
May-21
Aug-21
Nov-21
Feb-22
May-22
Aug-22
Nov-22
Feb-23
May-23
Aug-23
Nov-23
Feb-24
May-24
Aug-24

Views From Management
(cont.)

Income REIT is experiencing the same valuation pressures as is the broader market, which are reflected in the REIT's NAV per share. Changes to our NAV per share are primarily driven by the value of the underlying real estate in our portfolio. Over the past year, our NAV per share decreased by 12%, and it is down 18% from its June 2022 peak. For Q2 2024, NAV per share decreased from $9.36 to $9.02, reflecting a 3.6% decrease quarter over quarter.

We have worked to insulate the REIT from near-term loan maturities of floating rate debt, which can pose trouble to operators due to the expensive recapitalizations. Of the 16 joint venture equity investments in Income REIT's portfolio, 15 properties have fixed-rate debt and 12 have maturities in 2028 and beyond. There is one property in the portfolio that has floating-rate debt with a maturity in 2024, whose loan matures in November. We will seek loan extension, recapitalization or sale opportunities as this loan approaches maturity.

Although values are down year-over-year, we believe the underlying property fundamentals in Income REIT's portfolio remain strong. As of 2Q24, portfolio occupancy has met or exceeded 90% since 4Q20, and rent collection averaged 96% for the quarter. We have also maintained our distributions for 94 consecutive months. Lastly, the weighted average interest rate on the property-level mortgages for Income REIT sits at 4.53% as of 2Q24.[10]

In our opinion, market cycles tend to overcorrect both on the low end and high end. Assuming interest rates stabilize at current values or continue to decrease, we would expect property valuations to increase as a result of the decrease in interest rates for treasuries and, subsequently, a prospective buyer's ability to achieve a lower interest rate upon acquisition than they would have been able to in previous quarters, which reduces overall cost of capital. Accordingly, we believe an increase in property values would have a positive impact on our NAV per share.

10 Certain mortgages for the underlying properties within the Income REIT are floating-rate mortgages with either an interest rate cap or interest rate swap agreement executed. The weighted average interest rates for Income REIT assume the highest possible interest rate based on the caps or swaps in place at the properties

Views From Management
(cont.)

The flip side to the slump in commercial real estate is the potential for buying opportunities. From an investment strategy perspective, we still feel that the multifamily asset class produces one of the best risk-adjusted returns in real estate. First, we believe the United States currently has a housing supply shortage, which we believe has been exacerbated by current mortgage holders, 60% of which have loans with interest rates below 4%. With record home prices, higher interest rates on 30-year fixed-rate mortgages relative to the last two decades and the basic need for housing, we believe there is strong short-term downside protection for this asset class. We also believe this asset class has built-in inflation protection as rents can be reset on an annual basis. We have also diversified Income REIT's portfolio with office and retail investments, which we believe typically yield a higher cash profile, to support our distribution target.

The current commercial real estate market appears to be showing signs of opening up. Large traded and nontraded REITs in the industry have ramped up acquisitions in recent quarters. While we believe the market is showing signs of bottoming out, we want to proceed cautiously. We have maintained approximately $7 million, or 7% of the REIT's NAV, in cash and liquid securities as of September 2024. In addition, and for the assets in our portfolio that are properly seasoned, we've begun to explore strategic sales. The assets being analyzed have materially completed their business plans and are positioned for a successful exit. We believe investing in real estate is a long game, and we are seeing signs of bottoming out. These strategic sales and reserves position us to preserve our current investments, cover REIT-level cash needs, and seize new opportunities as they arise. We believe this is the best path forward for protecting and maximizing value for REIT investors.

Geography



16

Real Estate Investments

15 JOINT VENTURES | 1 PREFERRED EQUITY INVESTMENT

UNDERLYING REAL ESTATE SPREAD ACROSS SEVEN STATES

Investment History[11]


INVESTMENT TYPE
10%
SENIOR DEBT
3%
SUBORDINATED DEBT
11%
MEZZANINE DEBT
13%
PREFERRED EQUITY
63%
JV EQUITY


PRODUCT TYPE
4%
FLEX
2%
SELF-STORAGE
13%
RETAIL
55%
MULTIFAMILY
26%
OFFICE

Since inception in August 2016, Income REIT has made 39 real estate investments, totaling over $161 million. To date, 23 of these investments have successfully paid back in full, totaling over $60 million in principal investment value returned.

11 Based on all historical real estate investments acquired by RealtyMogul Income REIT from inception of August 12, 2016 through August 31, 2024.

Distributions



DISTRIBUTIONS

6.0%

Monthly Distribution

declared during Q2 2024 equated to approximately 6.0% on an annualized basis based upon net asset value.[12]

12 There is no guarantee that shareholders will receive a distribution, and distributions have been paid from sources other than cash flow from operations, including net proceeds from our offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings and the issuance of additional securities. Manager may in the future declare lower distributions or no distributions at all for any given period.

Rent Collections

96% Q2 2024 RENT COLLECTIONS

We are seeing strong rental collections in our portfolio. During Q2 2024, rent collections for the properties in RealtyMogul Income REIT's portfolio remained high at 96%. We have structured our current portfolio with significant concentrations in multifamily communities and office properties with strong tenancy, which we believe are economically resilient asset types.

Average Quarterly Rent Collection rate calculation based only on JV Equity investments and exclude debt and preferred equity investments.

AVERAGE

96.8% 23Q3	95.4% 23Q4
95.2% 24Q1	96.0% 24Q2

MULTIFAMILY COMMUNITIES, OFFICE PROPERTIES, AND RETAIL PROPERTIES

Occupancy

AVERAGE QUARTERLY Occupancy Rates

Average Quarterly Occupancy rate calculation based only on JV Equity investments and exclude debt and preferred equity investments.

23Q3	90.9%
23Q4	92.0%
24Q1	90.6%
24Q2	91.4%

Current Multifamily Renovation Projects

24Q2

PROPERTY	UNITS RENOVATED	TOTAL UNITS TO BE RENOVATED	PERCENT COMPLETE	AVERAGE INCREASE (LEASED UNITS)	RENT INCREASE OVER PRIOR RENTS
LA PRIVADA	189	240	78.8%	$98/MONTH	15.3%
HAMPTONS	102	114	89.5%	$317/MONTH	31.9%
POHLIG	27	28	96.4%	$205/MONTH	16.2%
TURTLE CREEK	82	128	64.1%	$137/MONTH	10.1%
KINGS LANDING	97	152	63.8%	$292/MONTH	19.4%
BENTLEY APT	91	138	65.9%	$184/MONTH	14.5%
HAVERFORD PLACE	83	160	51.9%	$218/MONTH	18.1%
223 E TOWN	12	84	14.3%	$50/MONTH	3.3%
TOTAL / WEIGHTED AVERAGE	**683**	**1,044**	**65.4%**	**$192/MONTH**	**17.8%**



Investment Activity

PORTFOLIO OVERVIEW[13]

ASSET	LOCATION	ACQUISITION DATE	PROPERTY TYPE	INVESTMENT TYPE	EQUITY INVESTED	INTEREST RATE
TEXAS RETAIL PORTFOLIO	MULTIPLE LOCATIONS, TX	7/18/17	RETAIL	PREFERRED EQUITY	$3,325,000	14.00%
LA PRIVADA APARTMENTS	EL PASO, TX	5/31/19	MULTIFAMILY	JV EQUITY	$4,748,228	N/A
THE HAMPTONS APARTMENTS	VIRGINIA BEACH, VA	10/9/19	MULTIFAMILY	JV EQUITY	$10,127,966	N/A
COLUMBUS OFFICE PORTFOLIO	COLUMBUS, OH	11/5/19	OFFICE	JV EQUITY	$7,826,619	N/A
POHLIG BOX FACTORY & SUPERIOR WAREHOUSE	RICHMOND, VA	2/19/20	MULTIFAMILY	JV EQUITY	$7,574,307	N/A
LUBBOCK MEDICAL OFFICE BUILDING	LUBBOCK, TX	6/26/20	MEDICAL OFFICE	JV EQUITY	$2,926,477	N/A
TURTLE CREEK	FENTON, MO	1/28/21	MULTIFAMILY	JV EQUITY	$6,000,000	N/A
KINGS LANDING[14]	CREVE COEUR, MO	7/28/21	MULTIFAMILY	MEMBER LOAN / JV EQUITY	$11,491,566	N/A
MINNEHAHA MEADOWS	VANCOUVER, WA	9/20/21	MULTIFAMILY	JV EQUITY	$3,355,018	N/A
ROOSEVELT COMMONS	VANCOUVER, WA	9/20/21	MULTIFAMILY	JV EQUITY	$3,209,112	N/A
BENTLEY APARTMENTS	GROVE CITY, OH	10/13/21	MULTIFAMILY	JV EQUITY	$8,000,000	N/A
HAVERFORD PLACE	GEORGETOWN, KY	2/2/22	MULTIFAMILY	JV EQUITY	$9,000,000	N/A
EDISON APARTMENTS	GRESHAM, OR	3/30/22	MULTIFAMILY	JV EQUITY	$5,500,000	N/A
COLUMBIA SQUARE	CINCINNATI, OH	8/23/22	MIXED-USE	JV EQUITY	$4,000,000	N/A
ACROPOLIS	BEAVERCREEK, OH	6/9/23	OFFICE	JV EQUITY	$7,700,000	N/A
223 E TOWN APARTMENTS	COLUMBUS, OH	3/5/24	MULTIFAMILY	JV EQUITY	$4,500,000	N/A
TOTAL					**$99,284,293**	

13 All data as of August 31, 2024 unless otherwise specified. All preferred equity investments are performing and paid current as of August 31, 2024.
14 On June 16, 2023 and August 29, 2024, we made member loans to the property in the amounts of $291,566 and $3,200,000, respectively.

Investment Activity

PAST INVESTMENTS

ASSET	LOCATION	ACQUISITION DATE	PROPERTY TYPE	INVESTMENT TYPE	INVESTMENT AMOUNT	DATE SOLD
CALIFORNIA SELF STORAGE FACILITY	GARDEN GROVE, CA	8/19/16	SELF-STORAGE	MEZZANINE DEBT	$3,915,000	3/29/17
HANFORD RETAIL CENTER	HANFORD, CA	3/31/17	RETAIL	SENIOR DEBT	$1,900,000	12/12/17
WYCKOFF AVENUE APARTMENTS	BROOKLYN, NY	6/20/17	MULTIFAMILY	JUNIOR PARTICIPATION	$1,350,000	6/13/18
ANIMAS FLEX	WEST CHESTER, PA	1/11/17	FLEX	PREFERRED EQUITY	$1,460,525	9/18/18
JADAK HQ	SYRACUSE, NY	6/28/17	FLEX	PREFERRED EQUITY	$1,500,000	6/3/19
CROSSROADS SOUTH	JONESBORO, GA	8/3/17	RETAIL	PREFERRED EQUITY	$1,250,000	6/24/19
CORONA MARKETPLACE	CORONA, CA	8/17/17	RETAIL	MEZZANINE DEBT	$3,549,300	7/2/19
ORANGE TREE VILLAGE	TUCSON, AZ	4/23/18	MULTIFAMILY	PREFERRED EQUITY	$2,275,000	7/16/19
NORTHSIDE AT JOHNS CREEK	SUWANEE, GA	6/20/17	OFFICE	SUBORDINATED DEBT	$1,500,000	8/30/19
PARKWAY PLAZA	SAN ANTONIO, TX	2/17/17	OFFICE	MEZZANINE DEBT	$3,400,000	12/30/19
HARBOR HILLS PLAZA	LA HABRA, CA	3/16/18	RETAIL	PREFERRED EQUITY	$1,900,000	1/31/19
378 MOSS STREET	CHULA VISTA, CA	11/15/17	MULTIFAMILY	SENIOR DEBT	$4,490,000	2/6/20
RIVERSIDE OFFICE PORTFOLIO	RIVERSIDE, CA	10/22/18	OFFICE	MEZZANINE DEBT	$2,500,000	3/6/20
NAUGATUCK VALLEY SHOPPING CENTER	WATERBURY, CA	10/23/18	RETAIL	PREFERRED EQUITY	$3,000,000	3/16/20

CHART CONTINUES ON NEXT PAGE

Investment Activity

PAST INVESTMENTS

ASSET	LOCATION	ACQUISITION DATE	PROPERTY TYPE	INVESTMENT TYPE	INVESTMENT AMOUNT	DATE SOLD
ASHLAN PARK SHOPPING CENTER	FRESNO, CA	11/19/2018	RETAIL	SUBORDINATED DEBT	$3,600,000	4/17/20
AMERIGROUP HQ	VIRGINA BEACH, VA	5/21/2018	OFFICE	PREFFERED EQUITY	$1,700,000	6/9/20
2395 29TH AVE	SAN FRANCISCO, CA	2/16/18	MULTIFAMILY	SENIOR DEBT	$4,750,000	7/29/20
PORTLAND OFFICE	PORTLAND, OR	11/27/18	OFFICE	SENIOR DEBT	$3,950,000	10/15/20
PENSACOLA MARKETPLACE	PENSACOLA, FL	6/12/17	RETAIL	MEZZANINE DEBT	$1,125,000	3/31/21
SYNCHRONY FINANCIAL OFFICE	CANTON, OH	8/19/16	OFFICE	PREFERRED EQUITY	$2,000,000	6/25/21
NV ENERGY NNN	LAS VEGAS, NV	7/9/20	OFFICE	JV EQUITY	$6,000,000	12/31/21
HIGHLAND PLACE	CENTENNIAL, CO	3/22/17	OFFICE	MEZZANINE DEBT	$2,300,000	2/16/22
SHILOH PLACE APARTMENTS	PLANO, TX	11/18/20	MULTIFAMILY	PREFERRED EQUITY	$2,323,030	5/18/22
TOTAL					**$61,737,855**	

Investment Updates

TEXAS RETAIL PORTFOLIO


BUFFALO
WILD WINGS

LOCATION:
MULTIPLE LOCATIONS, TX

PROPERTY TYPE:
RETAIL

INVESTMENT AMOUNT:
$3,325,000

INVESTMENT TYPE:
PREFERRED EQUITY

ACQUISITION DATE:
7/18/2017

MATURITY DATE:
7/6/2027

BUSINESS PLAN:
The borrower used the proceeds of the investment to refinance another loan and fund escrows and closing costs.

ASSET MANAGEMENT UPDATE:
Portfolio occupancy ended Q2 at 99%, and the borrower is current on its interest payments as of June 2024.

LA PRIVADA APARTMENTS



LOCATION:
EL PASO, TX

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$4,748,228

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
5/31/2019

BUSINESS PLAN:
Acquire and renovate a Class B multifamily apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 93%. Exterior capital items have been completed and the property is amenitized with new exterior paint, a new playground, new HVAC units, upgraded landscaping, new tables and benches, new BBQ grills, and new roofs. Further HVAC replacement is ongoing and comprises most of the remaining renovation budget. As of June 2024, 189 of the 240 units have been renovated since acquisition. Of those 189 units, all have been leased at an average premium of $98/month, or 15% over prior rents.

Investment Updates

THE HAMPTONS APARTMENTS



LOCATION:
VIRGINIA BEACH, VA

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$10,127,966

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
10/9/2019

BUSINESS PLAN:
Acquire and renovate a Class B multifamily apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 85%. Exterior capital items completed include new exterior paint and signage, landscaping upgrades, new laundry rooms, balcony and stairwell replacements, and a new gym and leasing office. As of June 2024, 102 of the 114 free-market units have been renovated since acquisition. Of those 102 units, 101 have been leased at an average premium of $317/month, or 35% over prior rents.

COLUMBUS OFFICE PORTFOLIO



LOCATION:
COLUMBUS, OH

PROPERTY TYPE:
OFFICE

INVESTMENT AMOUNT:
$7,826,619

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
11/5/2019

BUSINESS PLAN:
Acquire a highly occupied office portfolio, perform capital improvements and execute a lease-up strategy.

ASSET MANAGEMENT UPDATE:
Portfolio occupancy ended Q2 at 65% compared to budget of 76%. The real estate company is working with two tenants to take an aggregate of 36,384 square feet of space. The acquisition loan, which matured in November 2023, was modified and extended for one year through November 2024. The business plan is to stabilize the portfolio by completing the tenant improvements related to the DEA space at 500 S Front Street, which tenant signed a 15-year lease and expansion into 19% of the building. Given the upcoming maturity of the acquisition loan, the real estate company is exploring refinancing, extension, and sale options in order to determine the best path forward. Refinancing and sale options remain limited for office properties; thus, the real estate company continues to focus on the lease-up of the existing vacancies for positive results for the portfolio's performance.

Investment Updates

POHLIG BOX FACTORY & SUPERIOR WAREHOUSE


POHLIG BROS
MANUFACTURERS OF PAPER BOXES

LOCATION:
RICHMOND, VA

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$7,574,307

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
2/19/2020

BUSINESS PLAN:
Acquire and renovate a Class A- two-property, mixed-use apartment community.

ASSET MANAGEMENT UPDATE:
Portfolio occupancy ended Q2 at 82%. At the Pohlig Box Factory property, the real estate company is performing regular unit turns. At the Superior Warehouse property, the real estate company is performing full unit renovations, and as of June 2024, 27 of the 28 units were renovated. Of those 27 units, all have been leased at an average premium of $205/month, or 16% over prior rents. The remaining unit has not been renovated but is achieving post-renovation rents. Exterior capital projects have been completed, which included improvements to the roofs, courtyard, hallways and lobby.

LUBBOCK MEDICAL OFFICE BUILDING



LOCATION:
LUBBOCK, TX

PROPERTY TYPE:
MEDICAL OFFICE

INVESTMENT AMOUNT:
$2,926,477

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
6/26/2020

BUSINESS PLAN:
Acquire a medical office building that is triple-net leased to a credit tenant with a long-term lease.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 100% by a credit tenant, Covenant Health System through August, 2031. As of June 2024, the tenant is current on its rent.

Investment Updates

TURTLE CREEK



LOCATION:
FENTON, MO

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$6,000,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
1/27/2021

BUSINESS PLAN:
Acquire a multifamily apartment community with potential for steady cash flow.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 95%. As of June 2024, 82 of the 96 classic units have been renovated since acquisition. Of those 82 units, all have been leased at an average premium of $137/month, or 10% over prior rents, and unit renovation costs have been below budget. Signage, pergola, benches, grills, landscaping, parking lot, and pool work have been completed.

KINGS LANDING


POKE MUNCH

LOCATION:
CREVE COEUR, MO

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$11,491,566

INVESTMENT TYPE:
MEMBER LOAN/ JOINT VENTURE EQUITY

ACQUISITION DATE:
7/28/2021

BUSINESS PLAN:
Acquire and renovate a highly occupied multifamily apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 96%. As of June 2024, 97 of the 152 units have been renovated since acquisition. Of those 97 units, 96 have been leased at an average premium of $292/month, or 19% over prior rents. Exterior paint/repairs, asphalt/concrete work, fitness center, interior hallway improvements, clubhouse, amenity space, roof repairs, exterior concrete work, landscaping, and drainage work have been completed. After Q2 2024, in connection with a refinancing of the property, Income REIT made a member loan totaling $3,200,000 to pay off the existing lender, fund closing costs, and fund working capital for the property.

Investment Updates

MINNEHAHA MEADOWS



LOCATION:
VANCOUVER, WA

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$3,355,018

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
9/20/2021

BUSINESS PLAN:
Acquire a highly occupied multifamily apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 96%. New property signage, BBQ area, package lockers, playground equipment installation, fence work, and pet stations have been completed.

ROOSEVELT COMMONS



LOCATION:
VANCOUVER, WA

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$3,209,112

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
9/20/2021

BUSINESS PLAN:
Acquire a highly occupied multifamily apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 97%. Pet stations, BBQ area, package lockers, walking path, and signage work have been completed.

Investment Updates

BENTLEY APARTMENTS



LOCATION:
GROVE CITY, OH

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$8,000,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
10/13/2021

BUSINESS PLAN:
Acquire and renovate a highly occupied multifamily apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 97%. As of June 2024, 91 of the 138 units have been renovated since acquisition. Of those 91 units, all have been leased at an average premium of $184/month, or 14% over prior rents. The dog park, pool furniture installation, storage shed, and shoring work on the property's structures have been completed.

HAVERFORD PLACE



LOCATION:
GEORGETOWN, KY

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$9,000,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
2/2/2022

BUSINESS PLAN:
Acquire and renovate a highly occupied multifamily apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 90%. As of June 2024, 83 of the 160 units have been renovated since acquisition. Of those 83 units, 82 have been leased at an average premium of $218/month, or 18% over prior rents. The pool renovation, enhanced dog park, additional signage, fitness center, BBQ area, clubhouse/business center, and playground have been completed.

Investment Updates

EDISON APARTMENTS



LOCATION:
GRESHAM, OR

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$5,500,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
3/30/2022

BUSINESS PLAN:
Acquire a highly occupied multifamily apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 97%. The wood re-staining, pergola, benches, grills, package lockers, and dog park have been completed.

COLUMBIA SQUARE



LOCATION:
CINCINNATI, OH

PROPERTY TYPE:
MIXED-USE

INVESTMENT AMOUNT:
$4,000,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
8/23/2022

BUSINESS PLAN:
Acquire a highly occupied mixed-use asset consisting of an office property and retail center, perform capital improvements and execute a lease-renewal strategy.

ASSET MANAGEMENT UPDATE:
Portfolio occupancy ended Q2 at 100%. The real estate company has begun improvements to refresh and modernize the first and second floor lobbies.

Investment Updates

ACROPOLIS


ACROPOLIS

LOCATION:
BEAVERCREEK, OH

PROPERTY TYPE:
OFFICE

INVESTMENT AMOUNT:
$7,700,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
6/9/2023

BUSINESS PLAN:
Acquire a highly occupied office portfolio adjacent to one of the largest U.S. Air Force Bases, perform capital improvements and execute a lease renewal strategy.

ASSET MANAGEMENT UPDATE:
Portfolio occupancy ended Q2 at 86% due to a 16,674 SF space vacating at the end of their lease term. After quarter end, this space was subsequently re-leased to a current tenant looking to expand their footprint to bring the leased percentage to 94%.

223 E TOWN



LOCATION:
COLUMBUS, OH

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$4,500,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
3/5/2024

BUSINESS PLAN:
Acquire a multifamily apartment community with the potential for steady cash flow.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 91%. As of June 2024, 12 of the 84 units have been renovated since acquisition. Of those 12 units, six have been leased at an average premium of $50/month, or 3% over prior rents. The renovation plan includes new backsplashes, updated water fixtures, and home technology package installations, which renovations have been completed under budget to date.

Net Asset Value (NAV)

The NAV per share calculation reflects the total value of our assets minus the total value of our liabilities, divided by the number of shares outstanding.

As with any methodology used to estimate value, the methodology employed calculating our NAV per share is based upon a number of estimates and assumptions about future events that may not be accurate or complete. Further, different parties using different assumptions and estimates could derive a different NAV per share, which could be significantly different from our calculated NAV per share. Our NAV will fluctuate over time and does not represent: (i) the price at which our shares would trade on a national securities exchange, (ii) the amount per share a shareholder would obtain if he, she or it tried to sell his, her or its shares or (iii) the amount per share shareholders would receive if we liquidated our assets and distributed the proceeds after paying all our expenses and liabilities.

Price
Per Share
(As of 8/13/24)*
$9.02

NAV
Per Share
(As of 6/30/24)
$9.02

*Our offering price per share equals our most recently announced NAV per share and will be adjusted at the beginning of every fiscal quarter (or as soon as commercially reasonable thereafter). On August 13, 2024, we announced that our NAV per share is $9.02, as of June 30, 2024. Accordingly, effective August 13, 2024, the offering price per share is $9.02. The price per share pursuant to our distribution reinvestment plan will equal our most recently announced NAV per share and any repurchases of shares made pursuant to our share repurchase program will be made at the most recent NAV per share (less any applicable discounts, as set forth in our offering circular).

Summary of Risks

Investing in RealtyMogul Income REIT's common shares is speculative and involves substantial risks. The "Risk Factors" section of the offering circular contains a detailed discussion of risks that should be considered before you invest.

These risks include, but are not limited to illiquidity, complete loss of capital, limited operating history, conflicts of interest and blind pool risk. RealtyMogul Income REIT's investments may be limited in assets or concentrated in a geographic region posing additional risks from natural disasters, economic downturns, and competition from other properties.

The annualized distribution rate is not a guarantee or projection of future distributions, and the Manager may in the future declare lower distributions or no distributions at all for any given period. While the Manager is under no obligation to do so, the annualized distribution rate assumes that the Manager will declare quarterly distributions in the future similar to the distribution disclosed herein.

Risk Factors

Investing in the Company's common shares is speculative and involves substantial risks. The Company cannot assure you that it will attain its objectives or that the value of its assets will not decrease. Therefore, you should purchase these securities only if you can afford a complete loss of your investment.

You should carefully review the "Risk Factors" section of the Offering Circular which contains a detailed discussion of the material risks that you should consider before you invest in the common shares.

Risk Factors:

- We have a limited operating history and there is no assurance that we will achieve our investment objectives.
- We may allocate the net proceeds from this offering to investments with which you may not agree.
- This is a blind pool offering as we have not identified all of the investments we intend to make. As such, you will not have the opportunity to evaluate our future investments before we make them, which makes your investment more speculative.
- Our ability to implement our investment strategy is dependent, in part, upon RM Securities' ability to successfully execute sales of our common shares on the Realty Mogul Platform, as defined below, which makes an investment in us more speculative
- There are conflicts of interest between us, our Manager and its affiliates.
- We depend on our Manager to select our investments and conduct our operations. We pay fees and expenses to our Manager and its affiliates that were determined as between related parties, and therefore we do not have the benefit of arm's length negotiations of the type normally conducted between unrelated parties.
- Our Manager's executive officers, and key real estate professionals are also officers, directors, managers and/or key professionals of Realty Mogul, Co. and its affiliates. As a result, they will face conflicts of interest, including time constraints and other conflicts created by our Manager's compensation arrangements with us and other affiliates of Realty Mogul, Co.
- Our Sponsor and Manager sponsors and advises RealtyMogul Apartment Growth REIT, Inc., respectively, a real estate program substantially similar to us, and they sponsor and advise additional companies that may compete with us, and neither our Sponsor nor our Manager has an exclusive management arrangement with us.
- By purchasing common shares in this offering, you are bound by the arbitration provisions contained in our subscription agreement which limits your ability to bring class action lawsuits or seek remedy on a class basis.

Risk Factors

- This offering is being made pursuant to recently adopted rules and regulations under Regulation A ("Regulation A") of the Securities Act of 1933, as amended (the "Securities Act"). The legal and compliance requirements of these rules and regulations, including ongoing reporting requirements related thereto, are relatively untested.
- If we internalize our management functions, your interest in us could be diluted and we could incur other significant costs associated with being self-managed.
- Our Manager may change our targeted investments and asset allocation without the consent of shareholders, which could result in investments that are different from, and possibly riskier than, those described in this offering circular.
- We have paid, and may continue to pay, distributions from sources other than cash flow from operations, including borrowings, proceeds from asset sales or the sale of our securities in this or future offerings, which may reduce the amount of capital we ultimately invest in real estate and may negatively impact the value of your investment in our common shares.
- The internal accountants or asset managers of our Manager or its affiliates will calculate our NAV on a quarterly basis using valuation methodologies that involve subjective judgments and estimates. As a result, our NAV may not accurately reflect the amount that you might receive for your shares in a market transaction.
- Although we presently intend to complete a transaction providing liquidity to shareholders in the future, our LLC Agreement does not require our board of managers to pursue such a liquidity transaction.
- If we fail to qualify as a real estate investment trust ("REIT") for U.S. federal income tax purposes and no relief provisions apply, we would be subject to entity-level federal income tax and, as a result, our cash available for distribution to our shareholders and the value of our shares could materially decrease.
- We may be subject to adverse legislative or regulatory tax changes.
- We will attempt to manage our portfolio so that we are not required to register as an investment company, such as a mutual fund. This may result in us not making potentially profitable investments, or in us disposing of investments at times that we otherwise would prefer to hold those investments.
- The compensation arrangements for our Manager, its affiliates and the personnel of our Manager and its affiliates may provide them an incentive to increase leverage in the Company or its investments, which may increase risk and volatility in the Company's performance.

Previous Quarterly Reports

If you are looking for previously shared Income REIT Quarterly Reports, you may find them here:

1. **Q1 2024 Income REIT Quarterly Report**
2. **Q4 2023 Income REIT Quarterly Report**
3. **Q3 2023 Income REIT Quarterly Report**
4. **Q2 2023 Income REIT Quarterly Report**